EXHIBIT 10.1

                 AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT


     THIS AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT, is made this 24th day of February, 2004, by and between Kestrel Energy, Inc. (the "Borrower"), a Colorado corporation, and Barry D. Lasker ("Lender"), an individual.

                                    RECITALS

     A. WHEREAS, pursuant to a Revolving Credit Loan Agreement dated May 5, 2003 (the "Agreement"), Borrower agreed to borrow sums from time to time up to an aggregate amount of Two Hundred Thousand Dollars ($200,000) from Lender in the form of a revolving line of credit; and

     B. WHEREAS, the loans under the Agreement are evidenced by a Revolving Credit Master Note dated May 5, 2003 (the "Note") and secured by a Mortgage, Deed of Trust, Security Agreement, Assignment of Production and Financing Statement (the "Mortgage"); and

     C. WHEREAS, Lender serves as the President and Chief Executive Officer of Borrower and the Agreement provides that the debt created by the Agreement shall be accelerated in the event of a termination of Lender's employment by Borrower;

     D. WHEREAS, Lender now wishes to assign the Agreement, Note and Mortgage to Samson Exploration N.L. (the "Assignee") and the Assignee will accept, and Borrower will consent to, such assignment if Borrower and Lender first agree to amend the Agreement to delete the provision of the Agreement providing for acceleration upon termination of Lender's employment by Borrower set forth.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

     1. Deletion of Acceleration Upon Termination of Employment. Subject to the terms and conditions of this Agreement, Lender and Borrower agree that Section 3 of the Agreement, entitled Promise to Pay, Conversion and Acceleration upon Termination of Employment, is deleted in its entirety and replaced with the following new Section 3:

        "3. Promise to Pay, Conversion and Acceleration. Borrower promises to pay to Lender when due, whether by normal maturity, acceleration or otherwise, the entire outstanding principal amount of the Revolving Credit, including the Existing Debt, together with interest, and all other amounts payable by Borrower to Lender hereunder, including costs of collection. Borrower also agrees that Lender may elect to convert all or any portion of the unpaid principal and interest owed under this Agreement and the Note into shares of the Borrower's common stock at a conversion price of $.40 per share (the "Conversion Price"). Borrower agrees that in the event of a Change of Control of Borrower, Lender shall have the right to accelerate the Repayment Date to a date not sooner than thirty (30) days after the effective date of such Change of Control. For purposes hereof, a "Change of Control" shall be deemed to have occurred (a) if a person or group of persons (other than Lender or its affiliates) obtains sufficient shares of the Borrower's common stock that such person or group of persons has the ability, whether or not


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exercised, to call a meeting of Borrower's shareholders and elect a majority of the Borrower's board of directors or (b) if at any meeting of Borrower's shareholders a majority of the board of directors is elected which were not nominated by the nominating committee of the Borrower's board of directors or such board itself."

     2. Amendment to Section 10--Notices. Upon the assignment of the Agreement, Note and Mortgage to Assignee, all notices by Borrower that would otherwise be sent to Lender under the Agreement shall be sent to Assignee at the address set forth below:

"Samson Exploration N.L.
Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia 6000
AUSTRALIA"


     3. Miscellaneous

        a. No Waiver. No failure or delay of any party hereto to exercise any right given to it hereunder, or to insist on strict compliance with any provision hereunder, shall constitute a waiver of such provision or of any other provision hereof, or a waiver of any breach, and no waiver of any provision or breach of any provision shall constitute a waiver of any other provision or breach or of any subsequent breach of the same provision. No waiver shall be effective unless in writing and signed by the party having the right to waive such provision.

        b. Survival. All covenants, agreements, representations and warranties made herein and in any other instruments or documents delivered pursuant hereto shall survive the execution and delivery of this Amendment to Revolving Credit Loan Agreement ("Amendment") and shall continue in full force and effect so long as any of the amounts due hereunder are outstanding and unpaid.

        c. Entire Agreement; Modification. This Amendment and the Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between the parties; no amendment or modification of this Amendment shall be binding on the parties unless made in writing and duly executed by all parties. There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein.

        d. Binding Effect; Assignability. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        e. Headings. The section and other headings in this Amendment are for reference only and shall not limit or otherwise affect any of the terms hereof.

        f. Further Assurances and Corrective Instruments. The parties hereto agree to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the

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parties hereto shall request in order to fulfill the intent of this Amendment and the transactions contemplated hereby.

        g. Severability. Any provision in this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

        h. Governing Law. This Amendment is made in and shall be governed by and construed and interpreted in accordance with this laws of the State of Colorado.

        i. Effect. In the event of a conflict between the provisions of this Amendment and those of the Agreement, the provisions of this Amendment shall govern and control. Except as provided in SECTIONS 1 AND 2 hereof, this Amendment shall not modify or amend any term or provision of the Agreement. As amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and affirmed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to Revolving Credit Loan Agreement under seal, with the intention of making it a sealed instrument, as of the day and year first above written.


BORROWER:

KESTREL ENERGY, INC.


By: /S/TIMOTHY L. HOOPS
   -----------------------------
       Timothy L. Hoops
       Operations Manager


LENDER:


/S/BARRY D. LASKER
--------------------------------
Barry D. Lasker

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